Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Intersections Inc. and the effectiveness of Intersections Inc.’s internal control over financial reporting dated March 17, 2014, appearing in the Annual Report on Form 10-K of Intersections Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

McLean, Virginia
May 23, 2014